Exhibit 99.1

Dendreon Announces Strategic Realignment to Focus on PROVENGE BLA and Commercialization

SEATTLE, WA, January 20, 2006 – Dendreon Corporation (Nasdaq: DNDN) announced today the Company has realigned its resources to focus on advancing PROVENGE® (sipuleucel-T), its lead investigational active cellular immunotherapy for the treatment of prostate cancer, toward the market as expeditiously as possible. In addition, Michelle Burris, senior vice president and chief financial officer, will be leaving the Company. Rick Hamm, senior vice president, corporate development and general counsel will now oversee financial functions and David Urdal, Ph.D., senior vice president and chief scientific officer, will oversee manufacturing operations.

The majority of the Company’s resources will be deployed to complete the Biologics License Application (BLA) and prepare for the commercialization of PROVENGE. PROVENGE has Fast Track designation and the Company plans to begin submitting the BLA to the U.S. Food and Drug Administration (FDA) on a rolling basis by the middle of this year. The Company will apply for Priority Review upon completion of its BLA submission later this year. The BLA is based on randomized Phase 3 data that showed a statistically significant survival benefit with PROVENGE in the overall intent-to-treat group of men with advanced prostate cancer. In addition, the Company will also focus on completing an ongoing Phase 3 study, known as the IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) trial, for the potential treatment of patients with metastatic, androgen-independent prostate cancer.

As a result of this realignment, Dendreon reduced its workforce by 15 percent or 34 employees, primarily in early-stage research and development and in general and administrative functions. The Company plans to continue hiring highly specialized and skilled individuals needed to commercialize PROVENGE, particularly at its manufacturing plant in East Hanover, NJ.

“These changes will allow us to focus on accomplishing the critical activities necessary to see PROVENGE through the regulatory process and successfully commercialize this novel therapy that we believe could fundamentally change the treatment of patients with late-stage prostate cancer,” said Mitchell H. Gold, M.D., Dendreon’s president and CEO. “As a result of this realignment, we anticipate our burn for 2006 will be similar to the guidance we have provided for 2005. We sincerely appreciate the dedication and hard work of our employees and are assisting those affected by this realignment. We are also grateful to Michelle for her strategic and operational guidance over the past several months.”

Dendreon’s key milestones in 2006 are as follows:

Report top-line results from P-11 Phase 3 clinical trial of PROVENGE in men with androgen-dependent prostate cancer;

Complete construction of New Jersey manufacturing facility by middle of this year;

Complete submission of PROVENGE BLA to the FDA in second half of 2006; and

Publish results from D9901 Phase 3 clinical trial of PROVENGE in men with metastatic, androgen-independent prostate cancer.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. Dendreon’s active immunotherapy platform includes a stable of novel antigens expressed in specific cancers that can be combined with the Company’s proprietary protein-based technology to potentially stimulate a cell-mediated immune response. PROVENGE (sipuleucel-T) is Dendreon’s lead active cellular immunotherapy in Phase 3 development for prostate cancer. Dendreon also discovered Trp-p8, a cold receptor and transmembrane ion channel in pre-clinical development, which is over-expressed in breast, prostate, lung and colon cancers. Dendreon expects to leverage its expertise in active immunotherapies to further expand its pipeline and create additional partnering and licensing opportunities. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, including collaborators, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500